EXHBIT 99.1

FOR IMMEDIATE RELEASE
July 9, 2002

For additional information contact:
Sherry Sweitzer
Vice President, Marketing
626.578.3500

Jacobs Names Craig Martin New President—Noel Watson Remains CEO

PASADENA, CALIF. - Jacobs Engineering Group Inc. (NYSE:JEC) announced today that Craig Martin has been promoted to the position of President effective July 15, 2002. Noel Watson, currently CEO and President, continues as CEO of the company. Craig Martin also becomes a director of the Company.

Noel Watson stated, “Jacobs has more than doubled in size in the last three plus years and it is time to separate the position of CEO and President. We continue to focus on growing the business 15 percent per year while delivering superior quality services to our clients.”

Craig Martin joined Jacobs in 1994 as the result of an acquisition. Mr. Martin has 30 years experience in the technical professional service business and has most recently served as Jacobs Executive Vice President, Global Sales.

Jacobs Engineering Group Inc. is one of the world’s largest providers of technical professional services. With more than 30,000 people, the company offers full-spectrum support to industrial, commercial, and government clients in diverse markets. Services include scientific and specialty consulting as well as all aspects of design, construction, and operations & maintenance.

Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management’s best judgement as to what may occur in the future. However, Jacobs’ actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Forward-Looking Statements” included in Management’s Discussion and Analysis filed as part of Exhibit 13 to the Company’s 2001 Annual Report on Form 10-K.